Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND REAFFIRMS 2009 PROFIT OUTLOOK

SPARKS, MD, MARCH 24 — McCormick & Company, Incorporated (NYSE:MKC):

•	Sales rose 7% in local currency. Unfavorable foreign currency exchange rates reduced sales 8%.

•	Reported earnings per share of $0.44. On a comparable basis, excluding restructuring charges, earnings per share rose 7%.

•	The Company reaffirmed its projected increase in 2009 earnings per share.

McCormick & Company, Incorporated (NYSE:MKC), today reported solid financial results for the first quarter of its 2009 fiscal year. The Company reaffirmed its earnings per share guidance for 2009 of $2.24 to $2.28 which includes $0.05 of restructuring charges.

In the first quarter of 2009, sales declined 1%, but in local currency rose 7%. The Company grew sales through acquisitions and pricing actions to offset higher costs. For the consumer business, acquisitions were a key driver behind a 9% sales increase in local currency. During the first quarter, the mix of sales in several markets shifted toward dry seasoning mixes and value-priced products with lower volumes of other items including premium priced products. Also, in the Americas region, consumer purchases exceeded the unit volume of products sold to customers, as certain retailers worked to lower their inventory levels following strong purchases for the fourth quarter holiday period. For the industrial business, sales in local currency rose 5% with increases in each of the three operating regions.

An increase in both operating income and operating income margin in the first quarter was achieved with a positive sales mix and cost savings. The Company is working to reduce costs with the completion of its restructuring program and the on-going savings generated from its Comprehensive Continuous Improvement program. Projects under the CCI program span each location and business unit and include cost optimization, cost avoidance and productivity improvements. Higher operating income was offset in part by a reduction in income from unconsolidated operations which was due to the impact of unfavorable foreign exchange rates and higher cost soybean oil on the Company’s joint venture in Mexico.

For the first quarter, earnings per share rose to $0.44 from $0.39 in the first quarter of 2008. On a comparable basis, excluding $0.02 of restructuring charges in 2008, this was an increase of $0.03. Higher operating income added $0.05 per share. Income from unconsolidated operations reduced earnings per share $0.02 this quarter. A favorable tax rate of $0.01 was offset by $0.01 from a decrease in other income.

In the first quarter of 2009, cash flow from operations was closer to a more normal pattern as compared to a stronger result in the same period in 2008 when higher cash flow was driven in part by the timing of receivable collections. Throughout 2009 the Company expects to use available cash to reduce debt associated with the acquisition of Lawry’s and to fund dividends.

Alan D. Wilson, President and CEO, commented, “We are very pleased that we have been able to deliver increased profits in a tough economy. A portion of the first quarter profit increase is due to Lawry’s which has been a great addition to our portfolio of leading brands. The integration of this business is nearly complete and we are now poised to launch a comprehensive marketing program behind Lawry’s. We are achieving sales growth in a number of other product lines that help families prepare value-priced meals that taste great. We are continuing to shift our marketing emphasis toward those products that offer value and convenience as consumers eat more meals at home.

“As we manage through this challenging environment, we are working to lower expenses and manage our costs. Our Comprehensive Continuous Improvement program and restructuring actions have us on track to achieve $30 million in cost reductions this year. With the benefit of cost savings as well as higher sales, we believe that we can build shareholder value in 2009 and are reaffirming the profit goal that we set in January.”

Higher sales, a favorable business mix and cost savings are expected to increase 2009 earnings per share to a range of $2.24 to $2.28. This is an increase of 7 to 9% versus 2008 on a comparable basis which excludes the impact of restructuring charges and unusual items. As a result of first quarter sales weakness in certain parts of the business, the Company expects to be at the lower end of its 2 to 4% projected sales growth range. This range includes an estimated 7% reduction from unfavorable currency exchange rates. When compared to the prior year, earnings per share in the third quarter of 2009 are expected to increase at a greater rate than in the second quarter as a result of marketing support. For the fiscal year, the Company plans to increase its marketing support by $20 million and a significant portion of this will occur in the second quarter as the Company features the U.S. revitalization of its dry seasoning mixes and launches a comprehensive marketing campaign for Lawry’s.

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended
	2/28/09	2/29/08
Net sales	$420.6	$410.5
Operating income	74.0	64.4
Operating income, excluding restructuring charges	74.3	67.0

For the first quarter, consumer business sales rose 2% when compared to 2008, and in local currency grew 9%. Higher volume and product mix added 5% to sales, which included an 8% benefit from acquisitions. Pricing actions taken to offset higher costs added 4% to sales.

•

Consumer sales in the Americas rose 11% and in local currency grew 13%. Higher pricing added 5% to sales. Volume and product mix added 8%, including an increase of 13% of incremental sales from acquisitions. While the Company grew sales of dry seasoning mixes, Hispanic products and value-priced items, sales of gourmet items and seafood seasonings were lower this period. In addition, consumer purchases exceeded the unit volume of products sold to customers, as certain retailers worked to lower their inventory levels following strong purchases for the fourth quarter holiday period.

•

Consumer sales in EMEA declined 13%, but rose 2% in local currency. Pricing actions added 3% to sales while unfavorable volume and product mix reduced sales by 1%. Lower sales in other markets offset strong sales in France which were led by a successful relaunch of the Vahiné brand line of dessert products.

•	First quarter sales in the Asia/Pacific region declined 6%, but rose 4% in local currency driven by a double-digit increase in volume and product mix in China.

For the first quarter, higher sales, a favorable business mix and improved productivity led to an 11% increase in consumer business operating income, excluding restructuring charges.

Industrial Business

(in millions)

	Three Months Ended
	2/28/09	2/29/08
Net sales	$297.9	$313.5
Operating income	15.8	13.0
Operating income, excluding restructuring charges	16.0	14.3

For the first quarter, industrial business sales declined 5%, but grew 5% in local currency when compared to 2008 with particularly strong increases in international markets. Pricing actions to offset increased costs of certain commodities added 5% to sales. Volume and product mix were flat to the prior year, including a 2% benefit from acquisitions, which were primarily food service sales of Lawry’s brand products.

•

Industrial sales in the Americas declined 1% but rose 4% in local currency. Pricing actions added 6%. Unfavorable volume and product mix lowered sales by 2%, which included a 3% benefit from acquisitions. In this region, the Company continued to be affected by restaurant industry weakness, as well as lower sales to food manufacturers during this period.

•

In EMEA, industrial sales declined 21%, but increased a strong 9% in local currency with 6% from pricing and 3% from volume and product mix. Sales growth was achieved with both restaurant customers and food manufacturers in the first quarter.

•	Strong demand by quick service restaurant customers in the Asia/Pacific region continued into the first quarter, where sales were flat, but grew 7% in local currency.

With a favorable business mix and productivity improvements, operating income for the industrial business rose 12% to $16 million when compared to the first quarter of 2008 on a comparable basis, excluding restructuring charges.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes restructuring charges, as well as unusual items recorded in fiscal year 2008 which were comprised of amounts related to the Lawry’s acquisition, including the gain on the sale of Season-All, and a non-cash impairment charge related to the value of the Silvo brand.

Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2009 and 2008, as well as unusual items recorded in the third and fourth quarters of 2008.

(in millions except per share data)

	Three Months Ended
	2/28/09	2/29/08
Operating income	$89.8	$77.4
Impact of restructuring charges	.5	3.9

Adjusted operating income	$90.3	$81.3

% increase versus prior period	11.1%

Net income	$57.7	$51.4
Impact of restructuring charges *	.3	2.7

Adjusted net income	$58.0	$54.1

Earnings per share—diluted	$.44	$.39
Impact of restructuring charges	—	.02

Adjusted earnings per share—diluted	$.44	$.41

% increase versus prior period	7.3%

* The impact of restructuring activity on net income includes:
Restructuring charges included in cost of good sold	—	$(.3)
Restructuring charges	(.5)	(3.6)
Tax impact included in income taxes	.2	1.2
	$(.3)	$(2.7)

	Twelve Months Ended
		11/30/08
Earnings per share—diluted		$1.94
Impact of restructuring charges		.09
Impact of impairment charge		.15
Net gain related to Lawry’s acquisition		(.04)
Adjusted earnings per share—diluted		$2.14

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. EDT. The conference call will be webcast live via the McCormick web site. Go to

ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or mailto:john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or mailto:joyce_brooks@mccormick.com

3/2009

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended
	February 28, 2009	February 29, 2008
Net sales	$718.5	$724.0
Cost of goods sold	434.3	438.2

Gross profit	284.2	285.8
Gross profit margin	39.6%	39.5%
Selling, general and administrative expense	193.9	204.8
Restructuring charges	0.5	3.6

Operating income	89.8	77.4
Interest expense	14.4	14.8
Other income, net	0.5	3.3

Income from consolidated operations before income taxes	75.9	65.9
Income taxes	21.4	19.8

Net income from consolidated operations	54.5	46.1
Income from unconsolidated operations	3.2	5.3

Net income	$57.7	$51.4

Earnings per common share—basic	$0.44	$0.40

Earnings per common share—diluted	$0.44	$0.39

Average shares outstanding—basic	130.3	128.0
Average shares outstanding—diluted	131.9	131.1

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	For the periods ending
	February 28, 2009	February 29, 2008
Assets
Current assets
Cash and cash equivalents	$23.4	$24.4
Trade receivables, net	342.0	387.3
Inventories	447.8	449.4
Prepaid expenses and other current assets	107.8	90.2

Total current assets	921.0	951.3
Property, plant and equipment, net	451.7	486.7
Goodwill, net	1,227.7	947.7
Intangible assets, net	369.4	227.8
Prepaid allowances	35.9	45.5
Investments and other assets	155.3	199.3

Total assets	$3,161.0	$2,858.3

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$395.8	$119.9
Trade accounts payable	253.1	251.3
Other accrued liabilities	283.4	366.5

Total current liabilities	932.3	737.7
Long-term debt	884.4	676.7
Other long-term liabilities	249.9	288.5

Total liabilities	2,066.6	1,702.9
Shareholders’ equity
Common stock	588.7	512.8
Retained earnings	481.6	360.4
Accumulated other comprehensive income	24.1	282.2

Total shareholders’ equity	1,094.4	1,155.4

Total liabilities and shareholders’ equity	$3,161.0	$2,858.3

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Three Months Ended
	February 28, 2009	February 29, 2008
Cash flows from operating activities
Net income	$57.7	$51.4
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	20.0	22.4
Stock based compensation	2.7	3.7
Income from unconsolidated operations	(3.2)	(5.3)
Changes in operating assets and liabilities	(91.3)	(47.9)
Dividends from unconsolidated affiliates	0.8	—

Net cash flow from operating activities	(13.3)	24.3

Cash flows from investing activities
Acquisitions of businesses	—	(76.4)
Capital expenditures	(15.4)	(17.3)
Proceeds from sale of property, plant and equipment	—	0.1

Net cash flow from investing activities	(15.4)	(93.6)

Cash flows from financing activities
Short-term borrowings, net	41.6	(29.7)
Long-term debt borrowings	—	248.3
Long-term debt repayments	(0.1)	(150.1)
Proceeds from exercised stock options	4.2	6.0
Dividends paid	(31.2)	(28.2)

Net cash flow from financing activities	14.5	46.3

Effect of exchange rate changes on cash and cash equivalents	(1.3)	1.5

Increase/(decrease) in cash and cash equivalents	(15.5)	(21.5)
Cash and cash equivalents at beginning of period	38.9	45.9

Cash and cash equivalents at end of period	$23.4	$24.4